Exhibit 23.1

Consent of independent registered public accounting firm

We hereby consent to the use in this Registration Statement on Form S-1 of Good Technology Corporation of our report dated March 5, 2015 relating to the financial statements of Good Technology Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 5, 2015